April 2, 2001

PricewaterhouseCoopers LLP
100 East Wisconsin Avenue
Milwaukee, WI  53202




        RE: Management Statement Regarding Compliance with Certain Provisions of the Investment Company  Act of 1940
        ------------------------------------------------------------------------

We, as members of management of the COUNTRYSM Mutual Funds (the Funds) are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 2000 and from June 30, 2000 through December 31, 2000.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000 and from June 30, 2000 through December 31, 2000, with respect to securities reflected in the investment account of the Funds.


COUNTRY GROWTH FUND, INC.
COUNTRY ASSET ALLOCATION FUND, INC.
COUNTRY TAX EXEMPT BOND FUND, INC.
COUNTRY TAXABLE FIXED INCOME SERIES FUND, INC.



By:

/s/ Richard F. Day
-------------------
Richard F. Day
Vice President & Controller